Exhibit 99.1

Barfresh Provides Fourth Quarter and Full Year 2022 Results and Business Update

Company Achieves Highest Fiscal Year Revenue in Company History

Strong Adoption of New Higher Margin Smoothie Carton Format Following Roll Out in Fourth Quarter of 2022

Full Year 2022 Revenue Increased 37% Year-Over-Year to Record $9.2 Million and Gross Margins Improved Sequentially to 36% in Fourth Quarter of 2022

Company Focused on Replacing Lost Bottle Manufacturer and Increasing Production of New Smoothie Carton Product in Fiscal Year 2023

Company Has Generated More Revenue to Date for First Quarter 2023 Compared to Complete Fourth Quarter of 2022

Company Expects Record Revenue in Fiscal 2023 and Year-over-Year Margin Improvement

LOS ANGELES, March 2, 2023 (GLOBE NEWSWIRE) – Barfresh Food Group, Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a provider of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update in conjunction with the filing of its form 10-K for the full year ended ended December 31, 2022.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “Our record full year 2022 revenue was driven by a solid first half of the year, which more than offset the revenue decline experienced in the back half of the year as a result of our decision to voluntarily withdraw defective product from the market and the loss of supply from one of our two bottle manufactures. Prior to this isolated incident with our largest Twist & Go™ bottle manufacturer, we were expecting revenue for the back half of the year to be greater than the full year 2021 due to the growth in our Twist and Go bottle product and rollout of our new higher margin smoothie carton product. We successfully launched our carton product in 2022 and have already seen a significant expansion of new customers with very positive feedback. We are actively working with our carton manufacturer to install equipment and make the engineering changes necessary to increase capacity to 25-30 million units per year by the second half of 2023. Our highest priority in 2023 will be to secure the lost bottle manufacturing capacity, secure additional carton capacity and expand both our single serve and bulk smoothie customer base in order to set us up for record revenue in 2023 and beyond. Additionally, we will be focused on expanding our margins, driven by price increases enacted this year, our ongoing operational margin improvement efforts and a full year of sales of our higher margin smoothie carton product. We expect to emerge from this year a stronger Company on a path toward sustainable, long-term revenue growth and profitability.”

Mr. Delle Coste continued, “During the fourth quarter of 2022, we officially announced the new 7.6 oz ready-to-drink smoothie carton. This offering began selling into the school channel during October, is economically and ecologically friendlier than the original bottle format and generates a higher margin as well. The new carton product was created to be incremental to our bottle business as it is clear that our addressable market has a want and need for both bottles and cartons. The Company now has two continuing ready-to-drink smoothie manufacturers, including one bottle and the new carton manufacturer, and will continue working to bring a new bottle manufacturer online.”

Fourth Quarter of 2022 Financial Results

Revenue for the fourth quarter of 2022 was $1.4 million, compared to $2.5 million in the fourth quarter of 2021. The decrease in revenue was the result of the loss of the Company’s largest bottle manufacturer of Twist & Go™, partially offset by sales of the new smoothie carton format.

Net loss for the fourth quarter of 2022 was $1.9 million, as compared to net income of $130,000 in the fourth quarter of 2021. Selling, marketing and distribution expense for the fourth quarter of 2022 increased to $610,000, compared to $574,000 in the fourth quarter of 2021. The increase was a result of increased sales and marketing personnel costs and increased outbound freight expense. The Company is working to offset elevated product and freight costs by implementing a number of initiatives, to include ingredient and freight optimization. G&A expenses for the fourth quarter of 2022 increased to $927,000, compared to $572,000 in the fourth quarter of 2021. The increase in G&A was driven by an increase in personnel costs compared to a pullback in the COVID-19 affected quarter last year, including non-cash stock-based compensation, as well as legal fees related to the dispute with one of the Company’s Twist & Go™ bottle manufacturers.

Fiscal Year 2022 Financial Results

Revenue for the full year 2022 increased 37% to a record $9.2 million, compared to $6.7 million in the same period of 2021. The increase in revenue was the result of higher growth in Twist & Go™ bottle sales in the school channel, prior to the product withdrawal in the third quarter of 2022, as well as the rollout of the Company’s smoothie carton product in the fourth quarter of 2022. Net sales for the full year 2022 include a $500,000 unfavorable impact related to expected customer credits resulting from the voluntary product withdrawal of Twist & Go™. The Company estimates it lost over $3.0 million in revenue resulting from the disposal of Twist & Go™ bottle inventory with textural issues and the loss of bottle capacity just in the third and fourth quarters of 2022 alone. Gross margins for the full year of 2022 were 16%, compared to 37% for the same period of 2021. Gross margins for the full year 2022 were adversely impacted by the product withdrawal in the third quarter of 2022, including customer returns, fees, unsaleable inventory and other product withdrawal related costs, partially offset by the rollout of the higher margin smoothie carton product in the fourth quarter of 2022. In addition, the higher raw material and packaging costs from the unprecedented market costs and labor shortages weighed on margins in 2022.

Net loss for the full year of 2022 was $6.2 million, as compared to a net loss of $1.3 million in the same period of 2021. The main drivers behind the year-over-year loss increase were the product withdrawal and lack of product supply from the lost Twist & Go™ bottle manufacturer, overall higher operating costs since the start of COVID-19, increased costs for ingredients and packaging and significantly higher fright costs. Net loss for fiscal year 2022 was also impacted by $1.8 million in charges related to the product withdrawal and a $746,000 non-cash asset impairment charge related to idle equipment resulting from overcapacity for the Company’s single-serve products and equipment held at the manufacturer. G&A expenses for the full year of 2022 increased to $3.5 million, compared to $2.2 million in the prior year period. The increase in G&A was driven by an increase in personnel costs as the Company hired permanent staff rather than rely on consultants and temporary staff as the critical stages of the COVID-19 pandemic waned. Personnel costs include non-cash stock-based compensation. Additionally, G&A expenses were impacted by an increase in research and development expense in the third quarter of 2022 related to the launch of the new smoothie carton product and legal fees related to the dispute with one of the Company’s Twist & Go™ bottle manufacturers.

Product Withdrawal of Twist & Go™

During the third quarter of 2022, Barfresh received customer complaints related to the textural consistency of some of the Company’s Twist & Go™ bottle product, which was isolated to one manufacturer. The product was found to be safe for consumption but did not meet the textural standards as outlined in the supply agreement with the manufacturer. In response, Barfresh withdrew product from the market and destroyed on-hand inventory. Barfresh attempted to resolve the issues by informal negotiation, as contractually required prior to filing suit; however, such negotiations were unsuccessful. Barfresh filed a complaint on November 10, 2022, in the Federal District Court in Los Angeles against the manufacturer. In response, the manufacturer terminated the supply agreement. On January 20, 2023, Barfresh filed a voluntary dismissal of the complaint which allows the parties to reach a potential resolution outside of the court system. However, if the parties are unable to come to an agreement, Barfresh has the right to refile the complaint in California State Court. Due to the uncertainties surrounding the claim, Barfresh is not able to predict either the outcome or a range of reasonably possible recoveries that could result from its actions against the manufacturer, and no gain contingencies have bene recorded. The total impact of the product withdrawal and loss of a manufacturer of Twist & Go™ bottle product is uncertain and may be subject to change.

Non-GAAP Financial Measures

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the performance of the Company. The exclusion of certain items including stock compensation, stock issued for services, gain or loss from debt extinguishments, gain or loss on derivatives and other non-recurring costs such as those associated with the product withdrawal, asset impairment and the Company’s NASDAQ uplift in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s core business performance. Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA for the fourth quarter of 2022 was a loss of approximately $833,000 for the fourth quarter of 2022, compared to a loss of approximately $67,000 for the fourth quarter of 2021. Adjusted EBITDA for the full year 2022 was a loss of $2.4 million, compared to a loss of approximately $1.2 million for the same period of 2021. The increase in adjusted EBITDA loss was due to the aforementioned margin pressure and the increase in operating expenses as the Company emerged from COVID-19 and built the business to support the growth that was anticipated before it encountered the product issues and dispute with one of its Twist & Go™ bottle manufactures. A reconciliation of net loss to Adjusted EBITDA to is provided below.

	For the three months ended December 31,		For the year ended December 31,
	2022	2021	2022	2021
Net loss	$(1,881,000)	$130,000	$(6,219,000)	$(1,265,000)

Depreciation and amortization	121,000	166,000	531,000	622,000
Interest	-	2,000	-	128,000
EBITDA	(1,760,000)	298,000	(5,688,000)	(515,000)

Stock based compensation	174,000	40,000	386,000	92,000
Stock issued for services	38,000	163,000	182,000	188,000
Gain from extinguishment of PPP loan	-	(568,000)	-	(1,136,000)
Loss from debt extinguishment	-	-	-	194,000
Gain from derivative liability	-	-	-	(16,000)
Sales claims and distributor administrative fees resulting from product withdrawal (1) (137,000)	-	493,000	-
Inventory related costs due to product withdrawal (1)	-	-	932,000	-
Operating expense related to withdrawn product and related dispute (1)	106,000	-	329,000	-
Asset impairment (2)	746,000		746,000	-
NASDAQ uplist (3)	-	-	175,000	-
Adjusted EBITDA	$(833,000)	$(67,000)	$(2,445,000)	$(1,193,000)

(1) Barfresh experienced a quality issue with product manufactured by one of its contract manufacturers, which is the subject of a legal dispute as to the source of complaints received. As a result, product was withdrawn from the market and inventory on hand was destroyed. The results for 2022 include the estimated impact of such actions, some of which will be carried out over the next several quarters. Operating expense related to withdrawn product includes storage and freight associated with expected refunded product and legal expense incurred with respect to the dispute.

(2) Barfresh impaired idle equipment resulting from overcapacity for single-serve products and equipment that is held by the contract manufacturer that is the subject of the dispute noted in (1).

(3) Represents various non-recurring costs associated with the January 2022 uplist of our common stock to the Nasdaq Capital Market exchange.

Balance Sheet

As of December 31, 2022, the Company had approximately $3.0 million of cash, and approximately $1.0 million of inventory on its balance sheet. The Company expects the product withdrawal, reduction in capacity and the cost of litigation will negatively impact its ability to achieve positive cash flow in the near term, but does not expect that it will need to raise cash to navigate the set-back.

Commentary and Outlook for 2023

The Company has already achieved more revenue to date for first quarter 2023 compared to the complete fourth quarter of 2022 and expects improved margins and operating results for the first quarter of 2023 compared to the prior sequential quarter. Additionally, the Company expects continued sequential top and bottom line improvement throughout fiscal year 2023. On an annual basis, the Company expects to achieve higher revenue and gross margins in 2023 compared to 2022.

The Company expects gross profit margins for the first half of 2023 to be consistent with the fourth quarter of 2022 in the mid 30’s and then expand slightly in the back half of fiscal year 2023 as sales increase with increased capacity for the Company’s smoothie carton product.

Conference Call

The conference call to discuss these results is scheduled for today, Thursday, March 2, 2023, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. A telephonic playback will be available approximately two hours after the call concludes and will be available through Thursday, March 16, 2023. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13736213. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered as fully prepared individual portions or single serving and bulk formats for on-site preparation. The Company’s single serving, on-site prepared product utilizes a proprietary, patented system that uses portion-controlled pre-packaged beverage ingredients, delivering a freshly made frozen beverage that is quick, cost efficient, better for you and without waste. Barfresh has a distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com